Filed Pursuant to Rule 433

Registration No. 333-277211

August 14, 2025

FREE WRITING PROSPECTUS

(To Prospectus dated February 21, 2024,

Prospectus Supplement dated February 21, 2024,

and Equity Index Underlying Supplement dated February 21, 2024)

Structured Investments

Capped Market-Linked Securities Based on the Level of the S&P 500® Index due September 4, 2031

The Capped Market-Linked Securities (the “securities”) offered are senior unsecured debt securities of HSBC USA Inc. (“HSBC”), will not pay interest, provide for a minimum return of 90% of the principal amount at maturity, subject to the credit risk of HSBC, and have the terms described in the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus, as supplemented or modified by this free writing prospectus. All references to “Reference Asset” in the prospectus supplement and the Equity Index Underlying Supplement shall refer to the “underlying index” herein. At maturity, if the level of the underlying index has appreciated from the initial level, investors will receive the stated principal amount of their investment plus a payment reflecting the upside performance of the underlying index, subject to the maximum payment at maturity. However, at maturity, if the level of the underlying index has depreciated from the initial level, the investor will lose 1% for every 1% decline in the level of the underlying index, subject to the minimum payment at maturity. The securities are for investors who seek an equity index-based return and who are willing to forgo current income and upside above the maximum payment at maturity in exchange for participation in the positive performance of the underlying index. All payments on the securities are subject to the credit risk of HSBC.

SUMMARY TERMS
Issuer:		HSBC USA Inc. (“HSBC”)
Maturity date*:		September 4, 2031, subject to adjustment as described in the accompanying Equity Index Underlying Supplement
Underlying index:		The S&P 500® Index (Bloomberg symbol: “SPX”)
Aggregate principal amount:		$
Payment at maturity:

For each $1,000 stated principal amount security you hold at maturity:

▪   If the final level is greater than or equal to the initial level:
$1,000 + the upside payment, subject to the maximum payment at maturity

▪   If the final level is less than the initial level:

    $1,000 × the index performance factor, subject to the minimum payment at maturity

    Under these circumstances, the payment at maturity will be less than the stated principal amount of $1,000 and will result in a loss of up to 10% of your investment. All payments on the securities are subject to the credit risk of HSBC.

Upside payment:		$1,000 x leverage factor x index percent increase, subject to the maximum payment at maturity
Leverage factor:		100%
Index percent increase:		(final level – initial level) / initial level
Initial level:		The official closing level of the underlying index on the pricing date
Final level:		The official closing level of the underlying index on the valuation date
Official closing level:		The official closing level of the underlying index on any scheduled trading day as determined by the calculation agent based upon the value displayed on Bloomberg Professional® service page “SPX <INDEX>” or any successor page on the Bloomberg Professional® service or any successor service, as applicable
Valuation date*:		August 29, 2031, subject to adjustment as described in “Additional Terms of the Notes—Valuation Dates” in the accompanying Equity Index Underlying Supplement
Index performance factor:		final level / initial level
Maximum payment at maturity:		At least $1,637.50 per security (at least 163.75% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date
Minimum payment at maturity:		$900.00 per security
Principal amount:		$1,000 per security
Issue price:		$1,000 per security
Pricing date*:		On or about August 29, 2025
Original issue date*:		On or about September 4, 2025 (3 business days after the pricing date)
Estimated initial value:		The estimated initial value of the securities is expected to be less than the price you pay to purchase the securities. The estimated initial value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your securities in the secondary market, if any, at any time. The estimated initial value will be calculated on the pricing date and will be set forth in the pricing supplement to which this free writing prospectus relates. See “Risk Factors—The estimated initial value of the securities, which will be determined by us on the pricing date, is expected to be less than the price to public and may differ from the market value of the securities in the secondary market, if any.”
CUSIP:		40447CUF5
ISIN:		US40447CUF57
Listing:		The securities will not be listed on any securities exchange
Agent:		HSBC Securities (USA) Inc., an affiliate of HSBC. See “Additional Information About the Securities — Supplemental plan of distribution.”
Commissions and issue price:	Price to public	Agent’s commissions	Proceeds to issuer
Per security	$1,000.00	$30.00(1)	$965.00
$5.00(2)
Total	$	$	$

(1)	HSBC Securities (USA) Inc., acting as agent for HSBC, will receive a fee of $35.00 per $1,000 stated principal amount and will pay Morgan Stanley Wealth Management a fixed sales commission of $30.00 for each security they sell. See “Additional Information About the Securities — Supplemental plan of distribution.”

(2)	Of the $35.00 per $1,000 stated principal amount received by HSBC Securities (USA) Inc., acting as agent for HSBC, HSBC Securities (USA) Inc. will pay Morgan Stanley Wealth Management a structuring fee of $5.00 for each security.

* The pricing date, original issue date and the other dates set forth above are subject to change, and will be set forth in the pricing supplement relating to the securities.

The estimated initial value of the securities on the pricing date is expected to be between $907.50 and $957.50 per security, which will be less than the price to public. The market value of the securities at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated initial value” above and “Risk Factors” beginning on page 5 of this document for additional information.

An investment in the securities involves certain risks. See “Risk Factors” beginning on page 5 of this free writing prospectus, page S-2 of the Equity Index Underlying Supplement and page S-1 of the prospectus supplement.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved the securities, or determined that this free writing prospectus or the accompanying Equity Index Underlying Supplement, prospectus supplement or prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

HSBC has filed a registration statement (including a prospectus, a prospectus supplement and an Equity Index Underlying Supplement) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus, prospectus supplement and Equity Index Underlying Supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and Equity Index Underlying Supplement if you request them by calling toll-free 1-866-811-8049.

You should read this document together with the related Equity Index Underlying Supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

The Equity Index Underlying Supplement at: https://www.sec.gov/Archives/edgar/data/83246/000110465924025885/tm244959d3_424b2.htm

The prospectus supplement at: https://www.sec.gov/Archives/edgar/data/83246/000110465924025878/tm244959d1_424b2.htm

The prospectus at: https://www.sec.gov/Archives/edgar/data/83246/000110465924025864/tm244959d13_424b3.htm

The securities are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction, and involve investment risks including possible loss of the stated principal amount invested due to the credit risk of HSBC.

Capped Market-Linked Securities Based on the Level of the S&P 500® due September 4, 2031

Investment Summary

Capped Market-Linked Securities

Principal Protected Securities

The Capped Market-Linked Securities Based on the Level of the S&P 500® Index due September 4, 2031 (the “securities”) can be used:

▪	As an alternative to direct exposure to the underlying index that offers returns for a certain range of positive performance of the underlying index, subject to the maximum payment at maturity.

▪	To achieve the same levels of upside exposure to the underlying index as a direct investment in the securities included in the underlying index, subject to the maximum payment at maturity.

Maturity:	Approximately 6 years
Leverage factor:	100%
Maximum payment at maturity:	At least $1,637.50 per security (at least 163.75% of the stated principal amount, to be determined on the pricing date)
Minimum payment at maturity:	$900.00 per security

Key Investment Rationale

The securities offer 100% participation in the positive performance of the underlying index, subject to a maximum payment at maturity of at least $1,637.50 per security (at least 163.75% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date. However, if the level of the underlying index depreciates from the initial level and, at maturity for each security, we will pay less than the stated principal amount by an amount that is proportionate to the decline, subject to a minimum payment at maturity of $900 per security. All payments on the securities are subject to the credit risk of HSBC.

Upside Performance	The securities offer investors an opportunity to capture returns for a certain range of positive performance of the underlying index.
Upside Scenario	The level of the underlying index appreciates from the initial level and, at maturity for each security, we will pay the stated principal amount of $1,000 plus 100% of the index percent increase, subject to a maximum payment at maturity of at least $1,637.50 per security (at least 163.75% of the stated principal amount).
Par Scenario	The level of the underlying index does not change, and at maturity for each security, we will pay the stated principal amount of $1,000.
Downside Scenario	The level of the underlying index depreciates from the initial level and, at maturity for each security, we will pay less than the stated principal amount by an amount that is proportionate to the decline, subject to a minimum payment at maturity of $900 per security.

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Capped Market-Linked Securities Based on the Level of the S&P 500® Index due August 13, 2031

How the Securities Work

The below table is based on the following terms:

Stated principal amount:	$1,000 per security
Leverage factor:	100%
Hypothetical maximum payment at maturity:	$1,637.50 per security (163.75% of the stated principal amount). The actual maximum payment at maturity will be at least $1,637.50 per security and will be determined on the pricing date.
Minimum payment at maturity:	$900.00 per security
Payoff Diagram

The securities are not intended to be short-term trading instruments and should be held to maturity. The price at which you will be able to sell your securities prior to maturity may be substantially less than the principal amount of the securities, even in cases where the level of the index has increased from the initial level. The potential returns described here assume that your securities are held to maturity.

How it works

▪	Upside Scenario: If the level of the underlying index appreciates from the initial level, investors would receive the $1,000 stated principal amount plus 100% of the appreciation of the underlying index over the term of the securities, subject to a hypothetical maximum payment at maturity of $1,637.50 per security. Under the hypothetical terms of the securities, an investor would realize the hypothetical maximum payment at maturity at a final level of 163.75% of the initial level.

▪	For example, if the level of the underlying index appreciates 5%, investors would receive a 5.00% return, or $1,050.00 per security.

▪	For example, if the level of the underlying index appreciates 80%, investors would receive only the hypothetical maximum payment at maturity of $1,637.50 per security, or 163.75% of the stated principal amount.

▪	Par Scenario: If the level of the underlying index remains unchanged from the initial level, investors would receive the stated principal amount of $1,000 per security.

▪	Downside Scenario: If the level of the underlying index is less than the initial level, the payment at maturity would be less than the stated principal amount of $1,000 by an amount that is proportionate to the decrease in the level of the underlying index, subject to the minimum payment at maturity of $900.00 per security.

▪	For example, if the underlying index depreciates 1%, investors would lose 1% of their principal and receive only $990.00 per security at maturity, or 99% of the stated principal amount.

▪	For example, if the level of the underlying index depreciates 50%, investors would receive the minimum payment at maturity of $900.00 per security, or 90% of the stated principal amount.

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Capped Market-Linked Securities Based on the Level of the S&P 500® Index due August 5, 2031

Investor Suitability

The securities may be suitable for you if:

▪	You seek an investment with a capped, one-to-one return linked to the potential positive performance of the underlying index and you believe the level of the underlying index will increase over the term of the securities.

▪	You are willing to make an investment that may not pay more than the principal amount at maturity.

▪	You are willing to invest in the securities based on the maximum payment at maturity of at least 163.75% of the stated principal amount (to be determined on the pricing date), which may limit your return at maturity. The actual maximum payment at maturity will be determined on the pricing date.

▪	You are willing to forgo dividends or other distributions paid on the stocks included in the underlying index.

▪	You are willing to accept the risk and return profile of the securities versus a conventional debt security with a comparable maturity issued by HSBC or another issuer with a similar credit rating.

▪	You do not seek current income from your investment.

▪	You do not seek an investment for which there is an active secondary market.

▪	You are willing to hold the securities to maturity.

▪	You are comfortable with the creditworthiness of HSBC, as Issuer of the securities.

The securities may not be suitable for you if:

▪	You believe the level of the underlying index will decrease, or that it will not increase sufficiently to provide you with your desired return.

▪	You are unwilling to make an investment that may pay only 90% of the principal amount at maturity.

▪	You are unwilling to invest in the securities based on the maximum payment at maturity of at least 163.75% of the stated principal amount (to be determined on the pricing date), which may limit your return at maturity. The actual maximum payment at maturity will be determined on the pricing date.

▪	You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

▪	You prefer to receive the dividends or other distributions paid on the stocks included in the underlying index.

▪	You seek current income from your investment.

▪	You seek an investment for which there will be an active secondary market.

▪	You are unable or unwilling to hold the securities to maturity.

▪	You are not willing or are unable to assume the credit risk associated with HSBC, as Issuer of the securities.

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Capped Market-Linked Securities Based on the Level of the S&P 500® Index due August 5, 2031

Risk Factors

We urge you to read the section “Risk Factors” on page S-1 in the prospectus supplement and on page S-2 of the accompanying Equity Index Underlying Supplement. Investing in the securities is not equivalent to investing directly in the any of the stocks included in the underlying index. You should understand the risks of investing in the securities and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the securities in light of your particular financial circumstances and the information set forth in this free writing prospectus and the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus.

In addition to the risks discussed below, you should review “Risk Factors” in the accompanying prospectus supplement and Equity Index Underlying Supplement, including the explanation of risks relating to the securities described in the following sections:

▶	“—Risks Relating to All Note Issuances” in the prospectus supplement; and

▶	“—General Risks Related to Indices” in the Equity Index Underlying Supplement.

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

Risks Relating to the Structure or Features of the Securities

▪	The securities do not pay interest. The terms of the securities differ from those of ordinary debt securities in that the securities do not pay interest. In addition, if the final level is equal to or less than the initial level, you will receive for each security that you hold a payment at maturity that is limited to the principal amount, subject to the credit risk of HSBC. Your return on the securities may be less than the return available on a conventional fixed or floating rate debt security with a similar maturity, and may not be sufficient to offset factors, such as inflation, that affect the time value of money.

▪	The appreciation potential of the securities is limited by the maximum payment at maturity. The appreciation potential of the securities is limited by the maximum payment at maturity of at least $1,637.50 per security (at least 163.75% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date. Although investors will have 100% exposure to any amount by which the final level is greater than the initial level, because the payment at maturity will be limited to 163.75% of the stated principal amount for the securities (based on the maximum payment at maturity of $1,637.50), any increase in the final level over the initial level by more than 63.75% of the initial level will not further increase the return on the securities.

▪	Your investment in the securities may result in a loss. You will receive a positive return on the securities only if the final level is greater than the initial level. If the final level is less than the initial level, you will lose 1% of the principal amount of your securities for every 1% that the final level is less than the initial level, subject to the minimum payment at maturity of $900 per $1,000 principal amount of securities. You may lose up to 10% of the principal amount.

Risks Relating to the Underlying Index

▪	Investing in the securities is not equivalent to investing in the securities included in the underlying index. Investing in the securities is not equivalent to investing in the component securities of the underlying index. Investors in the securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the securities included in the underlying index.

▪	Adjustments to the underlying index could adversely affect the value of the securities. The publisher of the underlying index may add, delete or substitute the securities comprising the underlying index. In addition, the publisher of the underlying index may make other methodological changes that could change the level of the underlying index. Further, the publisher of the underlying index may discontinue or suspend calculation or publication of the underlying index at any time. Any such actions could affect the value of and the return on the securities.

General Risk Factors

▪	Credit risk of HSBC USA Inc. The securities are senior unsecured debt obligations of the Issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the securities will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the securities depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the securities and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the securities and could lose your entire investment.

▪	The estimated initial value of the securities, which will be determined by us on the pricing date, is expected to be less than the price to public and may differ from the market value of the securities in the secondary

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Capped Market-Linked Securities Based on the Level of the S&P 500® Index due August 5, 2031

market, if any. The estimated initial value of the securities will be calculated by us on the pricing date and is expected to be less than the price to public. The estimated initial value will reflect our and our affiliates’ internal funding rate, which is the borrowing rate paid to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the securities. This internal funding rate is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the estimated initial value of the securities may be lower if it were based on the prices at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the securities to be more favorable to you. We will determine the value of the embedded derivatives in the securities by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the securities that are different from our estimated initial value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The estimated initial value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your securities in the secondary market (if any exists) at any time.

▪	If HSBC Securities (USA) Inc. were to repurchase your securities immediately after the original issue date, the price you receive may be higher than the estimated initial value of the securities. Assuming that all relevant factors remain constant after the original issue date, the price at which HSBC Securities (USA) Inc. may initially buy or sell the securities in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed the estimated initial value on the pricing date for a temporary period expected to be approximately 3 months after the original issue date. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the securities and other costs in connection with the securities that we will no longer expect to incur over the term of the securities. We will make such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the securities and any agreement we may have with the distributors of the securities. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the original issue date of the securities based on changes in market conditions and other factors that cannot be predicted.

▪	The price of your securities in the secondary market, if any, immediately after the pricing date will be less than the price to public. The price to public takes into account certain costs. These costs include the underwriting discount, our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the securities and the costs associated with structuring and hedging our obligations under the securities. These costs, except for the underwriting discount, will be used or retained by us or one of our affiliates. If you were to sell your securities in the secondary market, if any, the price you would receive for your securities may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your securities in the secondary market, if any, at any time after issuance will vary based on many factors, including the level of the underlying index and changes in market conditions, and cannot be predicted with accuracy. The securities are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the securities to maturity. Any sale of the securities prior to maturity could result in a loss to you.

▪	The market price of the securities will be influenced by many unpredictable factors. Several factors will influence the market price of the securities in the secondary market and the price at which HSBC Securities (USA) Inc. may be willing to purchase or sell the securities in the secondary market, including: the values, volatilities and dividend yields, as applicable, of the underlying index and the securities comprising the underlying index, interest and yield rates, time remaining to maturity, geopolitical conditions and economic, financial, political and regulatory or judicial events and any actual or anticipated changes in our credit ratings or credit spreads. The level of the underlying index may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen. See “Information about the Underlying Index” below. You may receive less, and possibly significantly less, than the stated principal amount if you try to sell your securities prior to maturity.

▪	The amount payable on the securities is not linked to the level of the underlying index at any time other than the valuation date. The final level will be based on the official closing level of the underlying index on the valuation date, subject to postponement for non-trading days and certain market disruption events. Even if the level of the underlying index appreciates prior to the valuation date but then decreases by the valuation date, the payment at maturity may be less, and may be significantly less, than it would have been had the payment at maturity been linked to the level of the underlying index prior to that decrease. Although the actual level of the underlying index on the stated maturity date or at other times during the term of the securities may be higher than the final level, the payment at maturity will be based solely on the official closing level of the underlying index on the valuation date.

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Capped Market-Linked Securities Based on the Level of the S&P 500® Index due August 5, 2031

▪	The securities will not be listed on any securities exchange and secondary trading may be limited. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. HSBC Securities (USA) Inc. may, but is not obligated to, make a market in the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to transact. If, at any time, HSBC Securities (USA) Inc. were to cease making a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

▪	Hedging and trading activity by our affiliates could potentially adversely affect the value of the securities. One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the securities (and possibly to other instruments linked to the underlying index or the securities comprising the underlying index), including trading in the securities comprising the underlying index as well as in other instruments related to the underlying index. As a result, these entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the valuation date approaches. Some of our affiliates also trade those securities and other financial instruments related to the underlying index on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities prior to or during the averaging-in period could potentially increase the initial level and, therefore, could increase the level at which the underlying index must close before an investor would receive a positive return on the investor’s initial investment in the securities. Additionally, hedging or trading activities during the term of the securities, including on the valuation date, could adversely affect the level of the underlying index on the valuation date and, accordingly, the amount of cash an investor will receive at maturity.

▪	The calculation agent, which is HSBC or one of its affiliates, will make determinations with respect to the securities. As calculation agent, HSBC or one of its affiliates will determine the initial level and the final level, and will calculate the amount of cash that you will receive at maturity. Moreover, certain determinations made by HSBC or one of its affiliates in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or the calculation of the final level in the event of a discontinuance of the underlying index. These determinations, which may be subjective, may adversely affect the payout to you at maturity. Although the calculation agent will make all determinations and take all action in relation to the securities in good faith, it should be noted that such discretion could have an impact (positive or negative) on the value of your securities. The calculation agent is under no obligation to consider your interests as a holder of the securities in taking any actions, including the determination of the initial level, that might affect the value of your securities. See “Additional Terms of the Notes—Discontinuance or Modification of an Index” and “—Market Disruption Event” in the Equity Index Underlying Supplement.

▪	The securities are not insured or guaranteed by any governmental agency of the United States or any other jurisdiction. The securities are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the securities is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full payment at maturity of the securities.

▪	The U.S. federal income tax consequences of an investment in the securities are uncertain. For a discussion of certain of the U.S. federal income tax consequences of your investment in a security, please see the discussion under “Tax considerations” herein, and the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

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Capped Market-Linked Securities Based on the Level of the S&P 500® Index due August 5, 2031

Information About the Underlying Index

S&P 500® Index Overview

This S&P 500® Index (“SPX”) is a market capitalization-weighted index intended to provide a performance benchmark for the large-cap U.S. equity markets. The SPX includes a representative sample of 500 companies in leading industries of the U.S. economy.

For more information about the underlying index, see “The S&P 500® Index” beginning on page S-54 of the accompanying Equity Index Underlying Supplement.

Historical Information

The following graph sets forth the historical performance of the SPX based on its daily historical official closing level from August 11, 2015 through August 12, 2025. We obtained the official closing levels below from the Bloomberg Professional® service. We have not independently verified the accuracy or completeness of the information obtained from the Bloomberg Professional® service. The historical performance of the SPX should not be taken as an indication of its future performance, and no assurance can be given as to the level of the SPX at any time, including on the valuation date.

Historical Performance of the S&P 500® Index – Daily Official Closing Levels August 11, 2015 to August 12, 2025

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Capped Market-Linked Securities Based on the Level of the S&P 500® Index due August 5, 2031

Additional Information About the Securities

Please read this information in conjunction with the summary terms on the front cover of this document.

General Information
Listing:	The securities will not be listed on any securities exchange.
CUSIP:	40447CUF5
ISIN:	US40447CUF57
Minimum ticketing size:	$1,000 / 1 security
Denominations:	$1,000 per security and integral multiples thereof
Interest:	None

Tax considerations:

You should carefully consider the matters set forth in “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. The following discussion summarizes the U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of the securities. This summary supplements the section “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement and supersedes it to the extent inconsistent therewith.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the securities. We intend to treat the securities as contingent payment debt instruments for U.S. federal income tax purposes. Pursuant to the terms of the securities, you agree to treat the securities as contingent payment debt instruments for all U.S. federal income tax purposes and, in the opinion of Mayer Brown LLP, special U.S. tax counsel to us, it is reasonable to treat the securities as contingent payment debt instruments. Assuming the securities are treated as contingent payment debt instruments, a U.S. holder will be required to include original issue discount (“OID”) in gross income each year, even though no payments will be made on the securities until maturity.

Based on the factors described in the section, “U.S. Federal Income Tax Considerations — Tax Treatment of U.S. Holders — U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes — Contingent Notes,” in order to illustrate the application of the noncontingent bond method to the securities, we have estimated that the comparable yield of the securities, solely for U.S. federal income tax purposes, will be [●]% per annum (compounded annually). Further, based upon the method described in the section, “U.S. Federal Income Tax Considerations —Tax Treatment of U.S. Holders — U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes — Contingent Notes” and based upon the estimate comparable yield, we have estimated that the projected payment schedule for securities that have a Principal Amount of $1,000 and an issue price of $1,000 consists of a single payment of $[●] at maturity (the “Projected Payment”).

Based upon the estimate of the comparable yield, a U.S. holder that pays taxes on a calendar year basis, buys a security for $1,000, and holds the security until maturity will be required to pay taxes on the following amounts of ordinary income in respect of the securities in each year:

Year	OID
2025	$[●]
2026	$[●]
2027	$[●]
2028	$[●]
2029	$[●]
2030	$[●]
2031	$[●]

However, the ordinary income reported in the taxable year the securities mature will be adjusted to reflect the actual payment received at maturity. U.S. holders should also note that the comparable yield and projected payment schedule may be different than as provided in this summary depending upon the actual term of the securities and market conditions on the date the securities are issued. U.S. holders may obtain the actual comparable yield and projected payment schedule as determined by us by submitting a written request to: Structured Equity Derivatives – Structuring HSBC Bank USA, National Association, 452 Fifth Avenue, 9th Floor, New York, NY 10018. A U.S. holder is generally bound by the comparable yield and the projected payment schedule established by us for the securities. However, if a U.S. holder believes that the projected payment schedule is unreasonable, a U.S. holder must determine its own projected payment schedule and explicitly disclose the use of such schedule and the reason the holder believes the projected payment schedule is unreasonable on its timely filed U.S. federal income tax return for the taxable year in which it acquires the securities.

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The comparable yield and projected payment schedule are not provided for any purpose other than the determination of a U.S. holder’s interest accruals for U.S. federal income tax purposes and do not constitute a projection or representation by us regarding the actual yield on a security. We do not make any representation as to what such actual yield will be.

Upon a sale, exchange, or retirement of a security prior to maturity, a U.S. holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange, or retirement and the holder’s tax basis in the security. A U.S. holder generally will treat any gain as ordinary interest income, and any loss as ordinary loss up to the amount of previously accrued OID and then as capital loss. At maturity, (i) if the actual payment at maturity exceeds the Projected Payment, a U.S. holder must include such excess as interest income, or (ii) if the Projected Payment exceeds the actual payment at maturity, a U.S. holder will generally treat such excess first as an offset to previously accrued OID for the taxable year, then as an ordinary loss to the extent of all prior OID inclusions, and thereafter as a capital loss.

We will not attempt to ascertain whether any of the entities whose stock is included in the underlying index would be treated as a passive foreign investment company (“PFIC”) or United States real property holding corporation (“USRPHC”), both as defined for U.S. federal income tax purposes. If one or more of the entities whose stock is included in the underlying index were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the entities whose stock is included in the underlying index, and consult your tax advisor regarding the possible consequences to you if one or more of the entities whose stock is included in the underlying index is or becomes a PFIC or a USRPHC.

A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a Non-U.S. Holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, IRS guidance provides that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2027. Based on the Issuer’s determination that the securities are not “delta-one” instruments, Non-U.S. Holders should not be subject to withholding on dividend equivalent payments, if any, under the securities. However, it is possible that the securities could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting an underlying index or the securities, and following such occurrence the securities could be treated as subject to withholding on dividend equivalent payments. Non-U.S. Holders that enter, or have entered, into other transactions in respect of an underlying index or the securities should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the securities and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

PROSPECTIVE PURCHASERS OF SECURITIES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF SECURITIES.

Calculation agent:	HSBC USA Inc., or one of its affiliates.
Supplemental plan of distribution:

Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc., an affiliate of HSBC, will purchase the securities from HSBC for distribution to Morgan Stanley Wealth Management. HSBC Securities (USA) Inc. will act as agent for the securities and will receive a fee of $35.00 per $1,000 stated principal amount and will pay Morgan Stanley Wealth Management a fixed sales commission of $30.00 for each security they sell. Of the amount per $1,000 stated principal amount received by HSBC Securities (USA) Inc., acting as agent for HSBC, HSBC Securities (USA) Inc. will pay Morgan Stanley Wealth Management a structuring fee of $5.00 for each security.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions after the initial sale of the securities, but is under no obligation to make a market in the securities and may discontinue any market-making activities at any time without notice.

We expect that delivery of the securities will be made against payment for the securities on or about the original issue date set forth on the cover page of this document, which is more than one business day following the pricing date. Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the securities more than one business day prior to the original issue date will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement, and should consult their own advisors.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-87 in the prospectus supplement.

Events of default and acceleration:

If the securities have become immediately due and payable following an event of default (as defined in the accompanying prospectus) with respect to the securities, the calculation agent will determine the accelerated payment at maturity due and payable in the same general manner as described in “Summary Terms — Payment at maturity” in this free writing prospectus. In such a case, the third scheduled trading day for the underlying index immediately preceding the date of acceleration will be used as the valuation date for purposes of determining the accelerated final level. If a market disruption event exists on that

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scheduled trading day, then the accelerated valuation date will be postponed for up to five scheduled trading days (in the same general manner used for postponing the originally scheduled valuation date). The accelerated maturity date will be the fifth business day following such accelerated postponed valuation date.

For more information, see “Description of Debt Securities — Senior Debt Securities — Events of Default” in the accompanying prospectus.

Where you can find more information:

This free writing prospectus relates to an offering of the securities linked to the underlying index. The purchaser of a security will acquire a senior unsecured debt security of HSBC USA Inc. We reserve the right to withdraw, cancel or modify this offering and to reject orders in whole or in part. Although the offering of securities relates to the underlying index, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the underlying index or any security included in the underlying index or as to the suitability of an investment in the securities.

HSBC has filed a registration statement (including a prospectus, a prospectus supplement and an Equity Index Underlying Supplement) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus, prospectus supplement and Equity Index Underlying Supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and Equity Index Underlying Supplement if you request them by calling toll-free 1-866-811-8049.

You should read this document together with the prospectus dated February 21, 2024, the prospectus supplement dated February 21, 2024 and the Equity Index Underlying Supplement dated February 21, 2024. If the terms of the securities offered hereby are inconsistent with those described in the accompanying Equity Index Underlying Supplement, prospectus supplement or prospectus, the terms described in this free writing prospectus shall control. You should carefully consider, among other things, the matters set forth in “Risk Factors” beginning on page 5 of this free writing prospectus, page S-1 of the Equity Index Underlying Supplement and page S-1 of the prospectus supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the securities. As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

You may access these documents on the SEC web site at www.sec.gov as follows:

The Equity Index Underlying Supplement at:

https://www.sec.gov/Archives/edgar/data/83246/000110465924025885/tm244959d3_424b2.htm

The prospectus supplement at:

https://www.sec.gov/Archives/edgar/data/83246/000110465924025878/tm244959d1_424b2.htm

The prospectus at:

https://www.sec.gov/Archives/edgar/data/83246/000110465924025864/tm244959d13_424b3.htm

This document provides a summary of the terms and conditions of the securities. We encourage you to read the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus for this offering, which can be accessed via the hyperlinks on the front page of this document.

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